                       ASSET PURCHASE AND SALE AGREEMENT


                                 by and between


                             MASADA SECURITY, INC.

                                      and


                           HARVEY SENDER, AS TRUSTEE



                                     dated

                                 MARCH 27, 1996

                       ASSET PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS

ARTICLE 1 - PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

         1.1     Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

         1.2     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  l

         1.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         1.4     [Intentionally Left Blank] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         1.5     Closing Preparations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         1.6     Closing Transactions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

         1.7     Adjustments to Purchase Price; Escrow Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . .  5

         1.8     Retransfer of Certain Alarm Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

         1.9     Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

         1.10    Nonsolicitation of Acquired Accounts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

         1.11    Allocation of Final Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8


ARTICLE 2 - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

         2.1     Representations and Warranties of Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

         2.2     Representations and Warranties of Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


ARTICLE 3 - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Acquired Accounts Information"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Bankruptcy Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Bankruptcy Court Approval"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Bankruptcy Proceeding"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "CD Rate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Customer Accounts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Customer Contract"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          -
         "Deferred Revenue" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Download Information" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         "Excluded Assets"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         "Inventory"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         "Material Adverse Effect"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         "Net RMR"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         "Net RMR Adjustment Amount"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         "Nonperforming Account"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         "Ordinary Course of Business"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         "RMR"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         "Security Interest"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         "Security Services"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         "Valuation Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


ARTICLE 4 - ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         4.1     Full Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         4.2     General Obligation to Close. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


         4.3     Covenants Regarding Pre-Closing Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         4.4     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         4.6     Assigned Leases adn Contractors . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .  17

         4.6     [Intentionally Left Blank] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         4.7     Pre-Closing and Post-Closing Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         4.8     Reprogramming Alarm Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         4.9     Purchase of Certain Items of of Equipment . .  . . . . . . .  . . . . . . . . . . . . .. . . . . . .  17

         4.10    Commingled Telephone Lines.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         4.11    Billing Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


ARTICLE 5 - CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         5.1     Conditions Precedent to Obligations of Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         5.2     Conditions Precedent to Obligation of Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         5.3     Purchase of Third Party Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


ARTICLE 6 - CERTAIN POST CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         6.1     Additional Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         6.2     Field Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .  21

         6.3     Buyer's Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         6.4     Billing by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         6.5     Access to Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


ARTICLE 7 - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         7.1     Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         7.2     Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


ARTICLE 8 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         8.1     Survival of Representations and Warranties of Seller.  . . . . . . . . . . . . . . . . . . . . . . .  22

         8.2     Survival of Representations and Warranties of Buyer. . . . . . . . . . . . . . . . . . . . . . . . .  23


ARTICLE 9 - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         9.1     Indemnification by the Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         9.2     ndemnification by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         9.3     Matters Involving Third Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         9.4     Determination of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         9.5     Limitation of Seller's Indemnification Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . .  24


ARTICLE 10 - ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         10.1    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         10.2    American Arbitration Association . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         10.3    Selection of Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         10.4    Decision of Arbitrator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         10.5    Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         10.6    Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         10.7    Judgment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         10.8    Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 11 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         11.1    Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         11.2    Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         11.3    Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         11.4    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         11.5    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         11.6    Amendments and Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         11.7    Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         11.8    Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         11.15   No Personal Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         11.16   Return of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


LIST OF SCHEDULES AND EXHIBITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                       ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of March 27, 1996 by and between Masada Security, Inc., a Delaware corporation ("Buyer"), and Harvey Sender ("Trustee"), as trustee for the bankruptcy estates of InterCap Funds Joint Venture, a Colorado general partnership ("Venture"), Security Data Group of California, Inc., a California corporation ("SDG"), IMIF IV-C Service Corp., a Colorado corporation ("Service") (the bankruptcy estates of Venture, SDG, and Service are collectively referred to as "Seller"). Buyer and Seller are sometimes referred to individually herein as a "Party" and collectively herein as the "Parties."

         WHEREAS, each of Venture, Service and SDG was a debtor-in-possession in Chapter 11 bankruptcy proceedings pending in the United States Bankruptcy Court for the District of Colorado (the "Bankruptcy Court") until March 4, 1996, when the Bankruptcy Court ordered the appointment of a trustee for each of Venture, Service and SDG (collectively, the "Debtor");

         WHEREAS, Trustee was appointed by the Bankruptcy Court on March 5, 1996 as the Chapter 11 Trustee for each of Venture, Service and SDG;

         WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell and assign to Buyer, certain of Seller's assets associated with Seller's business of providing Security Services in the States of Florida, Texas, Georgia, Maryland, Virginia, and Louisiana and the District of Columbia (collectively, the "Masada Territory"), and Buyer and Seller desire to make certain other arrangements between them relating to the purchase and sale of such assets, all upon the terms and conditions hereinafter set forth;

         WHEREAS, concurrently herewith Seller is entering into a substantially similar asset purchase agreement (the "Protection One Agreement") with Protection One Alarm Monitoring, Inc. ("Protection One") and Protection One, pursuant to the Protection One Agreement, is purchasing from Seller certain other assets of Seller;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as set forth below. Defined terms not otherwise defined herein have the meanings assigned such terms in Article 3 hereof.

                         ARTICLE 1 - PURCHASE AND SALE

         1.1 Acquired Assets. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey and deliver to Buyer, all of Seller's right, title and interest in and to the following assets (collectively referred to as the "Acquired Assets"); provided, however, that the Acquired Assets will not include any Excluded Assets:

                 (a) Acquired Accounts. All right, title and interest of Seller in and to the Customer Accounts all of which are specifically listed on
Schedule 1.1(a) hereto (the "Acquired Accounts") including, without limitation, all accounts receivable for Security Services provided after Closing regardless of when such Security Services are billed;

                 (b) Acquired Account Equipment. All right, title and interest of Seller in and to the alarm equipment and other equipment used at customer premises to provide Security Services to the Acquired Accounts (the "Acquired Account Equipment");

                 (c) Operating Assets. All right, title and interest of Seller in and to the vehicles specifically listed on Schedule 1.1(c) hereto and all branch assets, monitoring equipment, and other operating assets used in providing Security Services in the Masada Territory, including, without limitation, those items specifically listed on Schedule 1.1(c) hereto (collectively, the "Operating Assets");

                 (d) Intangible Personal Property. All right, title and interest of Seller in and to all tradenames, trademarks, servicemarks, applications for same, and other intangible personal property listed on
Schedule 1.1(d) hereto (the "Intangible Personal Property");

                 (e) Assumed Contracts. All right, title and interest of Seller in and to the leases, contracts and other agreements listed on Schedule 1.1(e) hereto (the "Assumed Contracts");

                 (f) Telephone Lines. All right, title and interest of Seller in and to the telephone lines and telephone numbers used or otherwise required for monitoring, maintenance, administration, marketing and/or sales related to the Acquired Accounts, including those listed on Schedule 1.1(f) hereto (the "Telephone Lines");

                 (g) Selected Inventory. All right, title and interest of Seller in and to the Inventory used in providing Security Services and selected by Buyer in accordance with Section 1.5(a) hereto (the "Selected Inventory");

                 (h) Acquired Accounts Information. All right, title and interest of Seller in and to the Acquired Accounts Information; and

                 (i) Westinghouse Agreements. All right, title and interest of Seller in and to all non-solicitation, non-disturbance and/or non-competition agreements with Westinghouse Electric Corporation or its affiliates (such agreements to be conveyed to Buyer and Protection One as tenants-in-common) (exclusive of claims that Seller or Trustee has against Westinghouse).

         1.2 Assumed Liabilities. Upon consummation of the transactions contemplated herein, Buyer shall assume and be liable for the Assumed Liabilities, as defined below. Buyer shall not be obligated to assume, and shall not assume, any of the liabilities and obligations of Seller (absolute, accrued, contingent or otherwise) other than the Assumed Liabilities, whether existing prior to or as of the Closing Date or asserted after the Closing Date and relating to events that occurred before the Closing Date or otherwise except Buyer shall assume and agrees to pay, perform and discharge, in accordance with their respective terms the following (collectively referred to as the "Assumed Liabilities"):

                 (a) all obligations of Seller arising on or after the Closing Date, or otherwise required to be performed after the Closing Date, under the Customer Contracts; and

                 (b) all obligations of Seller arising on or after the Closing Date, or otherwise required to be performed after the Closing Date, under the Assumed Contracts.

         1.3 Purchase Price. The aggregate purchase price for the Acquired Assets will be the sum of the following (the "Final Purchase Price"):

                 (a)      39.5 multiplied by the aggregate Net RMR listed on
                          Schedule 1.1(a) attributed to the Acquired Accounts (the "Preliminary Net RMR");

plus             (b)      an amount equal to the sum of the average wholesale
                          value of each vehicle listed in Schedule 1.1(c), as listed in the NADA "Black Book Official Used Truck and Van Guide," taking into account mileage, optional equipment and other variables included in the "Black
                          Book" valuation methodology;

plus             (c)      an amount equal to Seller's documented actual cost
                          for the Selected Inventory;

plus             (d)      to the extent the Net RMR exceeds the Preliminary Net
                          RMR, the Net RMR Adjustment Amount;

minus            (e)      to the extent the Net RMR is less than the
                          Preliminary Net RMR, the Net RMR Adjustment Amount;

minus            (f)      Deferred Revenue (if any) associated with the
                          Acquired Accounts;

minus            (g)      21.5 multiplied by that portion of Net RMR which
                          constitutes "Connect" charges associated with
                          Acquired Accounts located in the State of Florida;

minus            (h)      $75.00 for each Acquired Account for which in
                          accordance with Section 4.8 hereof the communications link to Buyer's central monitoring station must be manually (other than a line swing) reprogrammed at the Acquired Account customer's premises and $25.00 for each Acquired Account for which in accordance with Section 4.8 hereof the communications link to Buyer's central monitoring station must be manually
                          (other than a line swing) reprogrammed by remotely accessing such Acquired Account customer's alarm system;

plus or minus    (i)      the proration adjustments provided for in Section
                          1.5(c); and

plus             (j)      39.5 multiplied by the RMR associated with each
                          Florida 120 Day Contract that is (x) in force as of the Valuation Date and (y) for which the associated account receivable as of the Closing Date has been satisfied in full by the Valuation Date.

         1.4     [Intentionally Left Blank]

         1.5     Closing Preparations.

                 (a) Inventory. Schedule 1.5(a) attached hereto identifies and describes Seller's current Inventory at each of its branch locations. Within five days after Bankruptcy Court Approval, Seller shall deliver to Buyer, for each of Seller's branch locations in the Masada Territory, an itemized list which shall provide the following information for each Inventory item: (i) description; (ii) manufacturer; (iii) manufacturer model number; (iv) quantity; and (v) Seller's actual cost (per unit and aggregate). Seller shall permit one or more representatives of Buyer to inspect such Inventory prior to Closing. Seller agrees to purchase those items of Seller's Inventory located in the Masada Territory and that have not been used and are still sealed in their original box. Buyer shall deliver to Seller at least two days prior to the Closing Date a written description of the items of Inventory selected by Buyer, which shall include the items of Inventory described in the preceding sentence. Seller shall promptly separate those items of Inventory selected by Buyer from Seller's remaining Inventory at each applicable location of Seller and hold such selected Inventory items for Buyer at such location(s). Seller shall deliver physical possession and control of such Inventory items to representatives of Buyer on the Closing Date at such location(s).

                 (b) Preliminary Purchase Price. Seller has delivered to Buyer an accounts receivable report itemized by individual account, as of March 15, 1996, which shows the aging of each individual account receivable applicable to the Acquired Accounts (the "Preliminary Receivables Aging Report"). Seller agrees to update manually the Preliminary Receivables Aging Report to reflect payments received from March 15, 1996 until the Closing. Prior to the Closing Date, Seller and Buyer will jointly prepare a revised, updated Schedule 1.1(a) and a statement setting forth their good faith estimate of the final Purchase Price (the "Preliminary Purchase Price"), which statement shall set forth all of the components of a "Final Purchase Price" as set forth in Section 1.3 and shall be based in part on an accounts receivable aging report which reflects the invoices associated with the Customer Contracts for April 1996 prepared and mailed by Seller pursuant to Section 6.4.

                 (c) Prorations. Except as otherwise provided herein, all expenses arising from ownership and operation of the Acquired Assets and the Assumed Contracts shall be prorated between Buyer and Seller as of 11:59:59 P.M., Denver, Colorado time, on the Closing Date. Such prorations shall include, without limitation, all ad valorem and other property taxes (not including any taxes described in Section 11.9), power and utility expenses, and rent. Seller shall provide Buyer a list of proposed proratable items at least five days before the Closing Date. The prorations and adjustments contemplated by this Section 1.5(c), to the extent practicable, shall be made on and as of the Closing Date. As to those prorations and adjustments not reasonably capable of being ascertained on the Closing Date, an adjustment and proration shall be made on or before the Valuation Date or as soon thereafter as is practicable.

                 (d) Receivables. At Closing, Seller will deliver to Buyer a list of the Receivables, itemized by individual account, as of the close of business on the day prior to the Closing Date.

         1.6     Closing Transactions.

                 (a) Closing Date. Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement, effective as of 11:59:59 P.M. (the "Closing"), will take place at the offices of Sherman & Howard in Denver, Colorado, commencing at 10:00 A.M. local time, on a date that is mutually acceptable to the parties and that is subsequent to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than with respect to actions the respective parties will take at the Closing itself), but in no event later than March 31, 1996 (the "Closing Date"). The parties agree to use their best efforts to conduct the Closing promptly following Bankruptcy Court Approval.

                 (b) Deliveries. The Parties hereby agree to consummate the following transactions:

                          (i) Seller shall deliver to Buyer (A) a bill of sale and assignment, in form and substance reasonably acceptable to Buyer, (B) an assignment document which will allow Buyer to transfer the Telephone Lines in form and substance reasonably acceptable to Buyer, (C) computer disks containing Seller's accounting and billing information related to all Acquired Accounts, necessary for Buyer to commence billing the Acquired Accounts following the Closing, and formatted in a manner that is acceptable to Buyer, (D) an opinion from Doherty, Rumble & Butler, P.C., special counsel for Trustee, addressed to Buyer and in substantially the form of Exhibit A, and (E) such other instruments of sale, transfer, conveyance and assignment as Buyer reasonably may request in form reasonably satisfactory to Buyer;

                          (ii)    Buyer shall deliver to Seller (A) in
                 immediately available funds to an account specified by Seller the Preliminary Purchase Price, (x) less a portion of the Preliminary Purchase Price equal to 30% of the product of 39.5 multiplied by the Preliminary Net RMR (the "Holdback Amount"), and (y) less the aggregate amount to be paid by Buyer in accordance with Section 1.6(b)(iii) below, (B) an assumption agreement in form and substance reasonably acceptable to Seller, and (C) such other instruments of assumption as Seller reasonably may request in form reasonably satisfactory to Seller;

                          (iii) To the extent the Acquired Accounts include any Third Party Accounts (as hereinafter defined) owned by one or more Third Party Owners (as hereinafter defined), Buyer shall deliver, with respect to each Third Party Owner (subject to Section 5.3), to an account specified by such Third Party Owner in immediately available funds the purchase price owed by Seller to such Third Party Owner for its Third Party Accounts;

                          (iv) Buyer shall deliver the Holdback Amount in immediately available funds to the escrow account (the "Escrow Account") established pursuant to an escrow agreement entered into between the parties substantially in the form of Exhibit B attached hereto (the "Escrow Agreement");

                          (v)     The Parties shall enter into a
                 nonsolicitation agreement substantially in the form of Exhibit C attached hereto (the "Nonsolicitation Agreement"); and

                          (vi) To the extent the Acquired Accounts include any Third Party Accounts owned by one or more Third Party Owners, Seller shall deliver to Buyer Indemnification Agreements substantially in the form of Exhibit D attached hereto that have been completed, executed and delivered by each Third Party Owner.

         1.7     Adjustments to Purchase Price; Escrow Payments.

                 (a) Valuation Date Statement. Within 30 days following the Valuation Date, Buyer will prepare and deliver to Seller for its review and approval a statement (the "Valuation Date Statement") setting forth the Final Purchase Price taking into account the Net RMR with respect to the Acquired Accounts and providing reasonable detail with respect to the various components thereof.

                 (b) Adjustments to Preliminary Purchase Price. Any amounts due to either Buyer or Seller shall be paid in accordance with the following:

                          (i) If the Final Purchase Price is greater than or equal to the Preliminary Purchase Price, the Holdback Amount less any amount paid or payable to Buyer pursuant to
                 Article 9,

                 Section 1.8 or Section 1.9 (the "Adjusted Holdback Amount"), and all interest attributable to the Adjusted Holdback Amount shall be payable to Seller from the Escrow Account on the 180th day following the Closing Date (the "Escrow Payment Date").

                          (ii) If the Final Purchase Price is greater than the Preliminary Purchase Price, then in addition to the payment required pursuant to (i) above, Buyer shall pay the amount by which the Final Purchase Price exceeds the Preliminary Purchase Price (the "Underpayment Amount"), plus interest on the Underpayment Amount at the CD Rate from the Closing Date through the date of payment, to Seller on the Escrow Payment Date by wire transfer of immediately available funds to the account specified by Seller.

                          (iii) If the Preliminary Purchase Price is greater than the Final Purchase Price and the amount by which the Preliminary Purchase Price exceeds the Final Purchase Price (the "Over-Payment Amount") is less than the Adjusted Holdback Amount, then the amount equal to the difference between the Adjusted Holdback Amount and the Over-Payment Amount, plus the pro-rata interest attributable to such difference from the Closing Date through the date of payment, shall be paid to Seller from the Escrow Account on the Escrow Payment Date, and Buyer shall have the right to have the remainder of the then outstanding balance of the Holdback Amount plus the balance of the interest on the Holdback Amount immediately paid to it.

                          (iv) If the Preliminary Purchase Price is greater than the Final Purchase Price and the Over-Payment Amount is equal to or greater than the Adjusted Holdback Amount, Buyer shall have the right to have the then balance of the Holdback Amount and all interest attributable to the Holdback Amount immediately paid to it.

                          (v) Subject to the immediately succeeding sentence, if the Preliminary Purchase Price is greater than the Final Purchase Price and the Over-Payment Amount exceeds the Holdback Amount, Seller shall pay the amount of such excess, plus interest thereon from the Closing Date at a rate per annum equal to the CD Rate from the Closing Date through the date of payment (collectively, the "Shortfall"), to Buyer by wire transfer of immediately available funds to an account specified by Buyer, and Buyer shall have the right to have the then balance of the Holdback Amount immediately paid to it. Notwithstanding anything in this Section 1.7(b)(v) to the contrary, Seller shall not be obligated to pay the Shortfall unless either (x) Trustee or Seller acted in bad faith in setting the Preliminary Purchase Price or (y) there were fraudulent or grossly negligent acts or omissions committed by Trustee or Seller in connection with the preparation of
                 Schedule 1.1(a) or the Preliminary Receivables Aging Report and/or the calculation of the Preliminary Purchase Price.

         1.8 Retransfer of Certain Alarm Contracts. In the event any Net RMR is deducted under Step (3) of the definition of Net RMR, the Nonperforming Accounts associated with such deductions shall be conveyed by Buyer (without any warranties or representations) back to Seller (the "Rejected Accounts"). If, and to the extent, the Preliminary Purchase Price includes any Deferred Revenue adjustments in Buyer's favor based on accounts receivable for Security Services provided after Closing associated with Rejected Accounts, Seller shall be entitled to a credit equal to such Deferred Revenue adjustments net of any monitoring fees due or paid to Seller by Buyer with respect to Rejected Accounts pursuant to the Acquired Accounts Monitoring Agreement in the form attached hereto as Exhibit E. With respect to the Rejected Accounts, if on the date of such reconveyance Buyer was providing the monitoring from its central monitoring station, Buyer shall only be obligated to continue to provide such monitoring for a period equal to the lesser of ninety (90) days from the date of reconveyance or the date on which Seller establishes a communications link for such Rejected Accounts with Seller's central monitoring station or a third party's central monitoring station, in accordance with the Rejected Accounts Monitoring Agreement in the form attached hereto as Exhibit F, which shall be executed and delivered by the parties if requested by either Buyer or Seller. Seller shall be responsible for all costs and expenses incurred in switching the monitoring for the Rejected Accounts from Buyer's central monitoring station.

         1.9 Receivables. Following the Closing Date, Buyer shall assist Seller in collecting accounts receivable in existence on the Closing Date attributable to Security Services provided or to be provided to an Acquired Account customer ("Pre-Closing Receivables"), but Buyer shall not be required to incur any out-of-pocket expenses in doing so; provided, however that Buyer may mail notices of late payment to such customers or make telephone calls to such customers and such out-of-pocket expenses incurred by Buyer as a result thereof shall be paid to Buyer by Seller with Buyer having recourse to the Holdback Amount held in the Escrow Account to satisfy Seller's obligation to make such payment (although the Holdback Amount shall not be a limitation on Seller's liability under this Section 1.9 and Buyer shall not be required to attempt to recover such payment from the Escrow Account before proceeding directly against Seller). In the event payment of any Pre-Closing Receivable is made to Buyer, Buyer shall upon receipt of any such payment remit it to Seller. In the event that Seller receives payments attributed to Security Services rendered after the Closing Date to Acquired Account customers (other than payments of Pre-Closing Receivables), Seller shall upon receipt of any such payment remit it to Buyer. Any payment made to Seller with respect to any Acquired Account for which there is outstanding a Pre-Closing Receivable shall be deemed to be a payment of the Pre-Closing Receivable except to the extent indicated in writing by the account customer.

         1.10 Nonsolicitation of Acquired Accounts. Seller shall not directly or indirectly do any of the following during the period from the Closing Date to a date which is the earlier of (x) substantial consummation of any confirmed plan of reorganization in the Bankruptcy Proceeding or (y) the third (3rd) anniversary of the Closing Date, but in no event shall such period expire prior to the Escrow Payment Date: (i) except as otherwise contemplated by the Acquired Accounts Monitoring Agreement or Section 6.2 of this Agreement, call upon any customer for the purpose of selling Security Services to such customer with respect to the premises that are subject to the Customer Contracts as of the Closing Date or provide any such security services to such customers; or (ii) otherwise directly or indirectly disrupt or interfere with the business relationship established as of the Closing Date between Buyer and any such customer pursuant to the sale of Customer Contracts contemplated hereby. In the event that any Seller Agent takes any action prior to the Escrow Payment Date that if taken by Seller would constitute a breach by Seller of the Nonsolicitation Agreement, such action shall be deemed to be a breach by Seller of the Nonsolicitation Agreement and any and all damages incurred by Buyer as a result thereof shall be paid to Buyer by Seller promptly with Buyer having recourse to the Holdback Amount held in the Escrow Account to satisfy Seller's obligation to make such payment (although the Holdback Amount shall not be a limitation on Seller's liability under this Section 1.10 and Buyer shall not be required to attempt to recover such payment from the Escrow Account before proceeding directly against Seller). The term "Seller Agent" means (a) each third party monitoring service that provides monitoring services to Seller with respect to Seller's accounts, (b) each subcontractor or other party engaged by Seller to provide products or services on behalf of Seller,
(c) each person or entity that has owned any Acquired Accounts before they were acquired by Seller, including the Third Party Owners, (d) each person or entity controlling, controlled by or under common control with Seller, and (e) John Walsh, Security Data Group, Inc. and InterCap Monitoring Corporation or their respective successors and assigns (collectively, the "Walsh Parties"). Seller represents and warrants to Buyer that Schedule 1.10 attached hereto sets forth a complete and accurate list of all Seller Agents. In the event that any Seller Agent described in (a) above begins providing Security Services (or enters into a contract to do so) prior to the Escrow Payment Date for any Acquired Account customer with respect to the premises that are subject to an Customer Contract as of the Closing Date, such action shall be deemed to be a breach of the Nonsolicitation Agreement for which Seller is responsible (regardless of whether such Seller Agent has used any information of Seller or Buyer in connection therewith) unless prior to the Escrow Payment Date, Buyer has increased the price payable by such customer for the Security Services to be rendered by Buyer after the Closing Date, in which case no such breach shall exist with respect to such customer even if such Seller Agent begins to provide Security Services (or enters into a contract to do so) prior to the Escrow Payment Date with respect to such premises. The provisions of this Section 1.10 do not apply to Rejected Accounts after they are reconveyed to Seller in accordance with Section 1.8. Notwithstanding anything herein to the contrary, in the event any provision of this Section
1.10 is breached as a result of the actions or conduct of any of the Walsh Parties prior to the Escrow Payment Date, the amount of Buyer's damages for which it is entitled to indemnification hereunder shall be limited to Buyer's actual damages, which shall not include attorneys' fees, consequential damages, expert witness fees or other litigation costs. Any disputes between the parties hereto in connection with any breach or alleged breach of this Section
1.10 by Seller, as a result of actions or alleged actions of any of the Walsh Parties, shall be resolved by the Bankruptcy Court if it has retained jurisdiction over the Seller and otherwise agrees to resolve such dispute. Any such dispute not so resolved shall be resolved by arbitration in accordance with Article 11 hereof.

         1.11 Allocation of Final Purchase Price. Buyer and Seller shall allocate the Final Purchase Price (including the Assumed Liabilities) among the Acquired Assets as set forth in Schedule 1.11. Buyer and Seller agree for income tax purposes to report the transactions contemplated by this Agreement in a manner consistent with such allocation. Buyer and Seller shall work together to agree upon Schedule 1.11 prior to the Closing and Seller shall not unreasonably withhold its consent to any allocation proposed by Buyer. All allocations made pursuant to this Section 1.11 shall be binding upon Buyer and Seller and upon each of their successors and assigns.

                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, jointly and severally, hereby represents and warrants to Buyer that the statements contained in this Section
2.1 are correct as of the date of this Agreement.

                 (a)      Organization, Qualification and  Power.

                          (i) To the best knowledge of Seller, Venture is a
                 joint venture or general partnership duly organized and validly existing under the laws of the State of Colorado. To the best knowledge of Seller, Venture has made all filings necessary to conduct business in each other jurisdiction wherein the nature of its Security Services business or its ownership of property requires it to make such filings except where the failure to so qualify would not have a Material Adverse Effect.

                          (ii) To the best knowledge of Seller, SDG is duly organized as a corporation, validly existing and in good standing under the laws of the State of California. To the best knowledge of Seller, Service is duly organized as a corporation, validly existing and in good standing under the laws of the State of Colorado. To the best knowledge of Seller, both SDG and Service are qualified to conduct business in each other jurisdiction wherein the nature of its

                 Security Services business or its ownership of property requires it to be so qualified except where the failure to so qualify would not have a Material Adverse Effect.

                 (b) Authorization of Transaction. To the best knowledge of Seller, after giving effect to the Bankruptcy Court Approval, Seller will have full requisite power and authority and all material licenses, permits and authorization necessary to own and operate its properties and to carry on its business as now conducted. After giving effect to the Bankruptcy Court Approval, the Trustee will have full requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which Seller is a party will, after giving effect to the Bankruptcy Order, constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions.

                 (c) Noncontravention. To the best knowledge of Seller, except as disclosed in Schedule 2.1(c) attached hereto, after giving effect to the Bankruptcy Order, neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, the partnership agreement and other governing documents of Seller or Debtor, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, instrument of indebtedness, Security Interest, or other arrangement by which Seller is bound or affected or to which any of the Acquired Assets is subject, or any law, statute, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which Seller is subject or to which any of the Acquired Assets is subject, except in each case where such violation, conflict, breach, default, acceleration or creation or rights will not have a Material Adverse Effect.

                 (d) Litigation. To the best knowledge of Seller, other than the Bankruptcy Proceeding and other than as set forth in Schedule 2.1(d) attached hereto, Seller (i) is not subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge and (ii) is not a party or has not been threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                 (e) Ownership of Acquired Assets. After giving effect to the Bankruptcy Order, and upon completion of the Closing, Seller will have conveyed to Buyer good and marketable title, free and clear of all Security Interests, to all of the Acquired Assets (except as otherwise indicated in
Section 2.1(p) and Schedule 2.1(p)). The Acquired Accounts include all of Seller's contracts or other agreements to provide Security Services in the Masada Territory other than Seller's Datavision contracts or agreements.
Schedule 2.1(e) attached hereto identifies by name and principal address each person or entity other than Seller that presently owns any of the Customer
Contracts (the "Third Party Owners").   The Acquired Account Equipment is not
owned by Seller's customers. Schedule 1.1(c) attached hereto provides a complete and accurate list of all assets used primarily in the operation of Seller's Security Services business in the Masada Territory, except for certain vehicles previously identified to Buyer by Seller. An updated, revised
Schedule 1.1(f) to be delivered by Seller to Buyer prior to the Closing Date will provide a complete and accurate list of all telephone lines used for monitoring, maintenance, customer service, administration, sales and marketing with respect to Seller's Security Services customers in the Masada Territory.

                 (f) Customer Contracts. Greater than ninety-three percent (93%) of the Customer Contracts are evidenced by valid, enforceable and properly executed written agreements which are in compliance with all laws, rules and regulations including, without limitation, all truth-in-lending requirements. To the best knowledge of Seller, Seller is not in breach of or in default in any respect under any of the terms or provisions of any Customer Contract which would allow a customer or other contracting party to terminate or revoke the contract or withhold payment thereunder. For purposes of this subsection, the word "default" includes the failure of Seller to comply in a material respect with any condition precedent to any right of Seller under the provisions of any such Customer Contract. The updated, revised Schedule 1.1(a) to be prepared pursuant to Section 1.5(b) shall (i) contain a complete listing and description of each Customer Contract (written or oral), including the billing account number, monitoring account number, and associated RMR, (ii) identify each Customer Contract that will require a chip change, (iii) list separately by Third Party Owner the Third Party Accounts, and (iv) include an aged accounts receivable trial balance for all Acquired Accounts.

                 (g) Compliance with the Law. To the best knowledge of Seller, except as disclosed in Schedule 2.1(g) attached hereto, the business of providing Security Services to the Acquired Accounts has been and is being conducted in compliance with all applicable laws, regulations and requirements of each jurisdiction in which it is carried on including, without limitation, the timely payment of all required taxes and Seller is not in breach of any such laws, regulations or requirements, except where the failure to comply would not have a material adverse effect on the Acquired Assets or Buyer's business after the Closing.

                 (h)      Agreements with Employees.

                          (i)     To the best knowledge of Seller, Seller is
not a party to any employment agreement, written or oral, in connection with the business of providing Security Services which cannot be terminated at will by Seller, except for severance compensation arrangements with Elizabeth Geiger, Phillip Darley, James Bain and Janice Garber-Bingham and except for any obligation imposed upon Seller by the WARN Act (as defined in Section 4.4).

                          (ii)    To the best knowledge of Seller, except as
set forth in Schedule 2.1(h)(ii) attached hereto, Seller does not have any pension, profit sharing or other employee benefit plan, or any health care, life insurance or other employee welfare plan for Seller's employees.

                          (iii)   To the best knowledge of Seller, the names,
titles, location and rates of compensation of all of the employees of Seller are listed in Schedule 2.1(h)(iii) attached hereto (the "Employees"). To the best knowledge of Seller, none of the Employees has indicated to Seller any intention to terminate his or her employment with Seller.

                 (i)      Agreements with Subcontractors.  Except as listed in
Schedule 2.1(i) attached hereto, to the best knowledge of Seller, Seller has entered into a nonsolicitation/nondisclosure agreement with each subcontractor of Security Services, and such agreements are fully assignable to Buyer without the consent of the subcontractor and such agreements will be enforceable by Buyer in accordance with their terms. In addition, except as listed in
Schedule 2.1(i) attached hereto, to the best knowledge of Seller, Seller has written agreements with each subcontractor (copies of which have been provided to Buyer) which establish service charges and which may be canceled upon thirty
(30) days' notice.

                 (j) Product Warranties. To the best knowledge of Seller, except for the standard warranties on installations as detailed in the Customer Contracts, there are no written warranties or oral warranties given by Seller applicable to any of the Acquired Accounts.

                 (k) Insurance. Seller has "occurrence basis" general liability insurance coverage covering the Acquired Assets in an amount equal to or greater than two million dollars ($2,000,000.00) per single occurrence and workers compensation insurance coverage equal to or greater than that required by applicable law. To the best knowledge of Seller, attached hereto as
Schedule 2.1(k) is (i) a list of all of the insurance policies covering the Acquired Assets, and (ii) a list of all insurance claims related to the Acquired Assets for the three previous years. To the best knowledge of Seller, all such policies are in full force and effect Seller has not received notice of cancellation with respect thereto. For purposes of this Agreement, "occurrence basis" means if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, Seller's applicable insurance policy in existence on the date such event occurred would cover such claim.

                 (l)      [Intentionally Left Blank.]

                 (m)      Alarm Systems.

                          (i)     To the best knowledge of Seller, except as
disclosed in Schedule 2.1(m) attached hereto, all of the alarm systems included among the Acquired Assets are in good working order and condition, and have been installed and maintained in accordance with all applicable requirements of law and good workmanlike practices prevailing in the industry at the time of installation and maintenance. To the best knowledge of Seller, all requests for service or repairs in the Ordinary Course of Business have been performed and conform in all material respects to the Customer Contracts pursuant to which they were installed.

                          (ii)    To the best knowledge of Seller, in no case
has any installation been made by Seller which at the time of installation was in violation of any applicable law, code or regulation; and

                          (iii)   Except as detailed on Schedule 1.1(a), to the
best knowledge of Seller, none of the alarm systems that correspond to the Customer Contracts require direct wire modules, multiplex service or leased telephone line facilities for monitoring.

                 (n) Increase in Rates. To the best knowledge of Seller, except for rate increases for customers requesting additional services and rate increases for existing customer "re-signs," there has been no general increase in RMR affecting more than 2% of the Acquired Accounts during, or applicable to, any portion of the twelve months preceding the Closing Date with respect to the Acquired Accounts. To the best knowledge of Seller, there have been no credit adjustments outside of the Ordinary Course of Business during, or applicable to, any portion of such period with respect to the Acquired Accounts.

                 (o) Third Party Monitoring. To the best knowledge of Seller, none of the Acquired Accounts is monitored by a third party except as detailed by third party monitoring station in Schedule 2.1 (o) attached hereto.

                 (p) Intangible Personal Property. Seller has at least a non-exclusive right to use the Intangible Personal Property in the Masada Territory.

                 (q) Brokers' Fees. None of Debtor, Trustee or Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any other party could become liable or otherwise obligated. Trustee and/or Seller has an obligation to pay a fee to Barnes Associates, Inc. in connection with such transactions but Buyer shall have no liability with respect thereto.

                 (r)      Notices to Third Parties.  Except as disclosed in
Schedule 2.1(r), all landlords under leases, and all persons, governmental entities, corporations and other entities who or which (i) are identified as creditors or equity security holders of Seller on schedules filed in the Bankruptcy Proceeding, (ii) have filed claims or proofs of claim against Seller in the Bankruptcy Proceeding, or (iii) are otherwise known to Seller to be a creditor or equity security holder of Seller or to have any lien, claim, charge or encumbrance of any kind or nature upon or against Seller or any of its assets, including the Acquired Assets, have received notice of the Bankruptcy Proceeding and will receive, prior to the Closing Date, proper notice of the transactions contemplated by this Agreement and the proceedings related thereto in the Bankruptcy Proceeding in accordance with the Bankruptcy Code and the rules promulgated thereunder.

                 (s) Material Misstatements or Omissions. No representations or warranty by Trustee or Seller contained in this Agreement and no document or certificate furnished or to be furnished to Buyer by Seller in connection herewith or with the transactions contemplated hereby, contains, or on the Closing Date shall contain, an untrue statement of a material fact, or omits, or on the Closing Date shall omit, to state a material fact necessary to make any statement of fact contained therein not misleading. There is no fact concerning Seller or Debtor which has not been disclosed in writing to Buyer that materially adversely affects or, so far as Seller or Trustee now foresees, or in the exercise of reasonable care should have foreseen, will materially adversely affect the Acquired Assets or the ability of Trustee or Seller to perform its obligations under this Agreement. Nothing in this
Section 2.1(s) is intended to obviate any of the "to the best knowledge of Seller" qualifications set forth in any specific representation or warranty contained in this Section 2.1.

         As used in this Section 2.1, the term "best knowledge of Seller" shall mean the actual knowledge of Trustee, Elizabeth Geiger, James Bain and Janice Garber-Bingham, each of whom has read this Agreement.

         2.2 Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller that the statements contained in this Section 2.2 are true and correct as of the date of this Agreement:

                 (a) Organization, Qualification and Corporate Power. Buyer is a close corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                 (b) Authorization of Transaction. Buyer has full requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which Buyer is a party constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions.

                 (c) Noncontravention. To the best knowledge of Buyer, neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, the articles of incorporation and bylaws of Buyer, any contract, lease, sublicense, franchise, permit, indenture, agreement, instrument of indebtedness, security interest, or other arrangement by which Buyer is bound.

                 (d) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any other party could become liable or otherwise obligated.

                 (e) Hart-Scott-Rodino. Buyer is not a "person which has total assets or annual net sales of $100,000,000 or more" as that phrase is used in 15 U.S.C. Section 18a(a)(2).

                            ARTICLE 3 - DEFINITIONS

         "Acquired Accounts Information" means all files, records and incidental documentation of Seller or any Third Party Owner pertaining to the Acquired Accounts including, with limitation, all computer lists, Customer Contract information, accounting history, service records and information, Download Information, credit records and information, and purchase and sales records and information.

         "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section Section 101, et seq.

         "Bankruptcy Court Approval" has the meaning set forth in Section
5.1(f).

         "Bankruptcy Proceeding" means the following bankruptcy cases pending in the Bankruptcy Court: In Re IMIF IV-C Service Corp, Debtor, Case No. 94-20199 (CEM); In Re Security Data Group of California, Inc., Debtor, Case No. 94-20249 (PAC); and In Re InterCap Funds Joint Venture, Debtor, Case No. 94-20250 (CEM) (Jointly Administered under Case No. 94-20199 CEM).

         "CD Rate" means the interest rate on six-month certificates of deposit published under the caption "Money Rates" in The Wall Street Journal on the first business day after the Closing Date with respect to such rate on the Closing Date.

         "Customer Accounts" mean accounts with customers for the provision of Security Services by Seller that are subject to Customer Contracts and shall be deemed to include (i) all such Customer Contracts and all rights and obligations of Seller thereunder (other than rights to Pre-Closing Receivables), and (ii) all Download Information relating to such Customer Contracts.

         "Customer Contract" means any contract, agreement, purchase order or arrangement (written or oral) between Seller (or any predecessor or a Third Party Owner) and any of the Acquired Account customers with respect to the provision of Security Services in the Masada Territory.

         "Deferred Revenue" means the amounts of (i) all accounts receivable billed by Debtor or Seller for Security Services to be rendered on or after the Closing, (ii) payments and deposits received by Debtor or Seller prior to Closing for Security Services to be rendered on or after Closing to the Acquired Account customers by Buyer, and (iii) all credits given Acquired Account customers by Trustee, Debtor or Seller for services to be rendered on or after Closing.

         "Download Information" means the master code for each alarm system control panel and all applicable and necessary telephone numbers and, to the extent they exist, all download programs necessary to connect each alarm system to Buyer's monitoring facility.

         "Escrow Agent" means SouthTrust Bank of Alabama, National Association.

         "Excluded Assets" means (i) all cash, (ii) bank accounts and amounts therein, (iii) assets primarily related to Security Services provided by video monitoring or a Datavision type security system, (iv) records and other partnership records of Seller, (v) insurance policies, (vi) claims against third parties, (vii) choses in action, (viii) Pre-Closing Receivables, and (ix) the items described in Schedule 3 attached hereto.

         "Inventory" means all raw materials and supplies, manufactured and purchased parts, goods in process and finished goods other than any of the foregoing that is not discontinued or custom made and is readily available for purchase by Buyer after the Closing from standard industry vendors.

         "Material Adverse Effect" means any change, event or occurrence which has or could reasonably be expected to cause a greater than 5% change in Net RMR or to have a material adverse effect upon the value of the Acquired Assets or the condition or prospects of the business at all of Seller's locations in the Masada Territory.

         "Net RMR" means the total RMR to the Acquired Account customers as of the Valuation Date calculated as follows:

                 (1) RMR as of the Closing Date associated with the Acquired Accounts listed on Schedule 1.1(a) not including RMR associated with the Acquired Accounts which cancel or terminate prior to the Closing Date;

         Minus:  (2)      RMR as of the Closing Date associated with the
                          Acquired Accounts listed on Schedule 1.1(a) which cancel or terminate on or prior to the Valuation Date but only to the extent that Seller had notice of such cancellation prior to the Closing Date or such cancellation relates primarily to circumstances, events or occurrences existing prior to the Closing
                          Date; and

         Minus:  (3)      RMR associated with any Nonperforming Account (unless
                          Buyer, in its sole discretion, elects to include or retain such Nonperforming Account).

                 "Net RMR Adjustment Amount" means the amount determined by multiplying 39.5 times the difference between (i) the Net RMR and (ii) the Preliminary Net RMR.

         "Nonperforming Account" means (i) any Acquired Account for which there is an outstanding account receivable due as of the Closing Date and such Closing Date account receivable is not paid or otherwise satisfied in full by the Valuation Date, and (ii) any Acquired Account for which any account receivable in existence at any time from June 30, 1995 through the Closing Date has been satisfied in whole or in part by Seller by issuing a credit exceeding $25 for monthly monitoring service or a credit exceeding $50 for overtime service calls (not including any credit issued by Seller for bona fide posting errors documented to Buyer's reasonable satisfaction, or any single monthly payment credit issued by Seller for a bona fide customer referral documented to Buyer's reasonable satisfaction); provided, however, that no account receivable based upon an invoice mailed by Seller pursuant to Section 6.4 on or after March 20, 1996 for Security Services to be provided, in their entirety, after the Closing Date shall be considered in determining whether an Acquired Account is a Nonperforming Account.

         "Ordinary Course of Business" means the ordinary course of business of Seller consistent with past custom and practice of Seller.

         "RMR" means recurring regular monthly amounts billed Customer Accounts by Seller for Security Services rendered by Seller minus the following charges to the extent they are otherwise included in such recurring regular monthly amounts billed: (i) all recurring monthly charges for telephone lines used to transmit alarm signals, but not including digital line charges, (ii) all answering service charges for receiving alarms, (iii) all taxes or fees to governmental agencies and other alarm companies, and (iv) all amounts derived from Florida Customer Accounts for which there exists on the Closing Date an account receivable balance that is at least 120 days past due from the invoice date as of the Closing Date ("Florida 120 Day Contracts"). "RMR" for Florida 120 Day Contracts, as such term is used in Section 1.3(j), shall be defined as set forth in the preceding sentence without reference to (iv) of the preceding sentence.

         "Security Interest" means any mortgage, pledge, security interest, lien or other "interest" (as defined in Section 363(f) of the Bankruptcy Code).

         "Security Services" means burglar alarm services, fire alarm services, closed circuit television and electronic access control services, all central station monitoring services, maintenance services, leases, fire testing and all other services provided to commercial, residential and other customers; provided, however, that when used in the definition of Net RMR, Security Services shall include the foregoing only to the extent that they result in recurring revenue streams; and provided further, that Security Services of Seller shall not include any services provided by video monitoring or a Datavision type security system.

         "Third Party Accounts" means a Customer Contract that is owned by a Third Party Owner.

         "Valuation Date" means the 90th day following the Closing Date.

                        ARTICLE 4 - ADDITIONAL COVENANTS

         4.1 Full Access. Seller will permit Buyer and its employees, accountants, legal counsel and other representatives to have full access at all reasonable times upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Seller, to such premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Customer Contracts as is reasonably necessary or desirable. Buyer shall have the right to conduct surveys among a random sample of the Customer Contracts as if on behalf of Seller. With advance written notice to Seller, Buyer shall have the right to interview all of the Employees regarding possible employment by Buyer within fifteen (15) business days prior to the then anticipated Closing Date.

         4.2 General Obligation to Close. Each of Buyer and Seller shall use its respective commercially reasonable efforts to take all actions and to do all things necessary or desirable to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in Article
5).

         4.3 Covenants Regarding Pre-Closing Operations. At all times prior to the Closing Date, Seller covenants and agrees that with respect to all its operations, it will:

                 (a) conduct its business and operations only in the Ordinary Course of Business and use its commercially reasonable efforts consistent with past practice to preserve intact its business organization, keep available satisfactory relationships with suppliers, customers and others having business relationships with it; and

                 (b) maintain its cash management practices (including, without limitation, the collection of receivables and the payment of payables) and its policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with past custom and practice.

         4.4     Employee Matters.

                 (a) Employee Compensation. Through the Closing Date, Seller will pay to the employees all compensation due and owing, including, without limitation, salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, earned and unused vacation, sick pay and other compensation or benefits, to which any such employee may be entitled under Seller's policies and procedures for periods prior to the Closing. Prior to the Closing Date, Seller will not, without the prior written consent of Buyer, materially increase the compensation or benefits of any Employee. In addition, before and after the Closing, Seller will be responsible for maintenance and distribution of benefits accrued under any plan listed in Schedule 2.1(h)(ii) and Buyer will not and does not assume any liability for any such accrued benefits nor any fiduciary or any administrative responsibility to account for or dispose of any such accrued benefits under any plan listed in Schedule 2.1(h)(ii).

                 (b) Employee Claims. All claims and obligations under, pursuant to or in connection with any plan list in Schedule 2.1(h)(ii) or arising under any legal requirement affecting the employees incurred on or before the Closing Date or resulting or arising from events or occurrences occurring or commencing on or prior to the Closing Date will remain the responsibility of Seller, whether or not such employees are hired by Buyer at or after the Closing. Buyer will not and does not assume any obligation or liability under or in connection with any plan listed in Schedule 2.1(h)(ii), and Buyer will not and does not assume any obligation with respect to any preexisting condition of any employee of Seller who is hired as an employee of Buyer (except as required by applicable law).

                 (c)      Transferred Employees.

                          (i)     Seller shall use reasonable efforts to
encourage the Employees to continue their employment until Closing.

                          (ii)    On or prior to the Closing Date, Buyer shall
provide Seller with a list of the employees who Buyer desires to employ following the Closing Date; and Buyer shall make an offer of employment to such employees, contingent upon the Closing occurring. Seller acknowledges and agrees that Buyer is under no obligation whatsoever to offer employment to or hire any of Seller's employees. Any such employee who accepts such offer of employment shall be deemed a "Transferred Employee" hereunder. Following the Closing Date, and their commencement of employment with Buyer, the Transferred Employees shall become employees of Buyer; and Buyer shall be solely responsible for any and all payments of wages, salaries, commissions and other employee benefit items with respect to such employment after the Closing Date. Seller shall be solely responsible for such liabilities and obligations with respect to employment on or prior to the Closing Date. The employment of the Transferred Employees by Buyer following the Closing Date shall be on terms and conditions determined by Buyer in its sole discretion. Following the Closing, Buyer shall be under no obligation to continue the employment of any such Transferred Employee. Buyer shall be solely responsible for any claims brought by any such Transferred Employee against Seller or Buyer by reason of Buyer's acts or omissions in connection with such employment by Buyer after the Closing.
Seller shall be solely responsible for any claims brought by any of Seller's employees, whether or not they become Transferred Employees, against Seller or Buyer by reason of Seller's or Debtor's acts or omission in connection with such employment by Seller or Debtor on or prior to the Closing.
Notwithstanding any other provision of this Agreement, Buyer agrees to offer employment to Seller's employees directly involved in alarm monitoring or data entry at Seller's central stations on or about the date on which Seller completes its monitoring services for the Acquired Accounts in accordance with the Monitoring Agreement.

                          (iii)   No later than immediately prior to the
Closing, Seller shall terminate all Transferred Employees and shall pay each such Transferred Employee any and all amounts owing for the period through the Closing provided, however, those employees who will provide field services as contemplated by Section 6.2 shall not be terminated until immediately after the end of the Field Service Period (as defined in Section 6.2). Seller shall be solely responsible for giving any employee notices required by the Worker Adjustment and Retraining Notification Act (the "WARN Act") as well as notices required by similar provisions of any applicable state or local laws.

         4.5 Assigned Leases and Contracts. Seller will use its best efforts to cure all defaults (if any) under or with respect to all leases, contracts and other agreements to be assigned to Buyer pursuant to this Agreement, and shall take all reasonable steps necessary in the Bankruptcy Proceeding on a timely basis to assume, and to assign to Buyer at the Closing, such leases, contracts and agreements under applicable provisions of the Bankruptcy Code, including, without limitation, taking all reasonable steps necessary to assure that all landlords with respect to such leases and other parties to such contracts and other agreements have been given actual and proper notice of such proceedings in the Bankruptcy Proceeding, in accordance with Rule 2002 of the Federal Rules of Bankruptcy Procedure. Notwithstanding the above, Buyer acknowledges that Seller has not sought approval from the Bankruptcy Court under Section 365 of the Bankruptcy Code for the assumption by Seller of the Customer Contracts.

         4.6     [Intentionally Left Blank]

         4.7 Pre-Closing and Post-Closing Assistance. As and when requested by Buyer, Seller shall, for a period of not less than one hundred eighty (180) days from and after the Closing, (i) assist Buyer in the transition process and transferring all of the Acquired Accounts to Buyer, including but not limited to, contacting customers, transferring the telephone numbers to Buyer, and providing documentation and information regarding customers, and (ii) provide to Buyer as requested by Buyer all information required by Buyer for purposes of calculating the Final Purchase Price, including, without limitation, accounts receivable aging reports, "lock box" receipt reports and lists of all customers who notify Seller that they are canceling their Customer Contracts. Seller shall use its best efforts to deliver such assistance and information to Buyer in a prompt and effective manner.

         4.8 Reprogramming Alarm Contracts. Buyer will take all reasonably and technically practical steps to switch promptly the communications links to Buyer's central monitoring station for the Acquired Accounts in such a fashion as to avoid having to conduct manual reprogramming (other than line swings) and with respect to any such Acquired Accounts for which Buyer does not avoid manual reprogramming it shall first attempt such manual reprogramming by remote access before reprogramming at the customer's premises. Seller shall use its best efforts to facilitate and assist Buyer with the switching of the communications links for the Acquired Accounts to Buyer's central monitoring station.

         4.9 Purchase of Certain Items of Equipment. As soon as reasonably practicable after the Closing but in no event later than 90 days after the Closing, Buyer will deliver to Seller a notice (the "Election Notice"), advising Seller of any items of Seller's equipment located in the Masada territory that is subject to a lease or a purchase money security interest and is not an Acquired Asset, and which Buyer, in its sole and absolute discretion, wishes to purchase (the "Additional Purchase Equipment"). In the event that Buyer elects to purchase any Additional Purchase Equipment, Seller shall deliver possession of such Additional Purchase Equipment to Buyer at the offices of Seller at which such Additional Purchase Equipment is normally located or garaged. The consideration for the sale of the Additional Purchase Equipment shall be Buyer's assumption of all of Seller's obligations under any and all lease agreements and other agreements or contracts pursuant to which Seller is leasing or purchasing the Additional Purchase Equipment, to the extent such obligations arise on or after the "Additional Closing Date." The closing (the "Additional Closing") shall occur ten (10) days after Buyer's delivery to Seller of the Election Notice (the "Additional Closing Date"). At the Additional Closing, Seller and Buyer shall each deliver to the other such bills of sale, assignments, vehicle registration transfer forms, assumption agreements, and other documents as either party shall reasonably request of the other for purposes of giving effect to such purchase and sale of the Additional Purchase Equipment. Seller shall be responsible for all sales and/or use taxes arising in connection with the purchase and sale of the Additional Purchase Equipment.

         4.10 Commingled Telephone Lines. Buyer and Seller understand that Acquired Accounts and Seller's video monitoring and/or Datavision accounts ("Datavision Accounts") are commingled on some portion of the Telephone Lines to be conveyed to Buyer (the "Commingled Lines"). Prior to and after the Closing, Seller will use its best efforts to reprogram the Datavision Accounts away from the Commingled Lines to telephone lines that are not part of the Acquired Assets. If Buyer and Seller agree that it is more feasible to reprogram Acquired Accounts away from particular Commingled Lines after the Closing than to reprogram the Datavision Accounts away from such Commingled Lines, Buyer and Seller agree to work together to accomplish the reprogramming of such Acquired Accounts away from such Commingled Lines promptly following the Closing. In such event, Buyer agrees to reconvey to Seller such Commingled Lines for a nominal amount, but only after each and every Acquired Account is successfully reprogrammed away from such Commingled Line to one or more telephone lines of Buyer to Buyer's complete satisfaction.

         4.11 Billing Information. Promptly following entry of the order(s) of the Bankruptcy Court described in Section 5.1(f), Seller agrees to provide to Buyer one or more test batches of accounting and billing information related to at least 1,000 randomly selected Acquired Accounts so that Buyer can prepare for the conversion of such information into Buyer's billing system in accordance with Section 5.1(j). Seller further agrees to cooperate fully with Buyer in delivering such information and preparing and/or manipulating such information to facilitate Buyer's conversion of such information.

                         ARTICLE 5 - CLOSING CONDITIONS

         5.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to satisfaction, or waiver by Buyer, at or prior to the Closing Date of the following conditions:

                 (a) Seller's representations and warranties set forth in Sections 2.1 shall be true and correct in all material respects, in each case at and as of the Closing Date, as though the Closing Date were substituted for the date hereof throughout such representations and warranties, except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of a specified date and except for changes contemplated by this Agreement;

                 (b) Trustee and Seller shall have performed and complied in all material respects with all of its covenants and agreements set forth in this Agreement through the Closing Date;

                 (c) No suit, action or proceeding before any court or quasi-judicial or administrative agency shall be pending, wherein any adverse judgment, decree, order or injunction would (i) prevent the consummation of the transactions contemplated by this Agreement or (ii) cause any of such transactions to be rescinded following consummation of the transactions contemplated by this Agreement;

                 (d) Seller shall have made the deliveries required on its part under Section 1.6;

                 (e) All consents (other than those from Acquired Account customers) to the assignment by Seller to Buyer of contracts or other agreements, more specifically listed in Schedule 2.1(c) shall have been obtained, or the Bankruptcy Court Approval shall have authorized the assumption (except for Customer Contracts) and assignment to Buyer of such contracts or other agreements, in each case, without cost or expense to Buyer for such consent or authorization;

                 (f) The Bankruptcy Court shall have entered an order or orders in the Bankruptcy Proceeding, in form and substance reasonably satisfactory to Buyer and its counsel, approving this Agreement and all transactions contemplated hereby, and such order or orders shall have become final and non-appealable and shall have authorized Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code, to sell, transfer and assign to Buyer the Acquired Assets in accordance with terms and conditions of this Agreement, free and clear of any Security Interest (the "Bankruptcy Court Approval");

                 (g) Seller shall have timely paid in full all post-petition sales, use and other taxes due and payable as of the Closing Date with respect to the Acquired Accounts;

                 (h) The Escrow Agreement shall have been executed and delivered to Buyer by Seller and Escrow Agent;

                 (i) Seller shall have executed and delivered to Buyer the Acquired Accounts Monitoring Agreement in the form attached hereto as Exhibit E;

                 (j) Seller shall have cooperated with Buyer to convert all of the requisite accounting and billing information related to the Acquired Accounts into Buyer's billing system so that Buyer will be able to send out invoices and properly maintain the Acquired Accounts' billing records as of Buyer's next scheduled billing cut off date following the Closing Date;

                 (k) Less than twenty percent (20%) of the RMR associated with each of the Acquired Accounts has accounts receivable balances that are over sixty (60) days past due from the invoice due date;

                 (l) Seller shall have transferred the motor vehicles included among the Acquired Assets free and clear of any and all Security Interest (other than the Assumed Contracts) and shall have delivered the vehicle registrations in a form satisfactory to permit Buyer to register such vehicles in its name;

                 (m) Seller shall have delivered to Buyer duly executed forms of consent (or other applicable form) to the use by Buyer of Seller's telephone numbers related to Seller's business of providing Security Services in the Masada Territory by the applicable telephone utilities; and

                 (n) Seller shall have delivered its certificate reaffirming and making again each and every warranty and representation made by Seller contained in this Agreement as of the Closing and stating that Trustee and Seller have performed all obligations, agreements, conditions and other actions required hereunder to be performed by the Closing; and such certificate shall further acknowledge that all such warranties and representations shall survive the Closing.

         All actions to be taken by Seller and/or Trustee in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

         5.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction, or waiver by Seller, at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Buyer set forth in Section 2.2 above shall be true and correct in all material respects in each case at and as of the Closing Date, as though the Closing Date were substituted for the date hereof throughout such representations and warranties, except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of a specified date and except for changes contemplated by this Agreement.

                 (b) Buyer shall have performed and complied in all material respects with all of its covenants and agreements set forth in this Agreement through the Closing Date;

                 (c) No suit, action or proceeding before any court or quasi-judicial or administrative agency shall be pending, wherein any adverse judgment, decree, order or injunction would (i) prevent the consummation of the transactions contemplated by this Agreement or (ii) cause any of such transactions to be rescinded following consummation of the transactions contemplated by this Agreement;

                 (d) Buyer shall have made the deliveries required on its part under Section 1.6;

                 (e) All consents to the assignment by Seller to Buyer of contracts or other agreements, more specifically listed in Schedule 2.1(c) shall have been obtained, or the Bankruptcy Court Approval shall have authorized the assumption and assignment to Buyer of such contracts or other agreements;

                 (f) The Bankruptcy Court Approval shall have been obtained;

                 (g) The Escrow Agreement shall have been executed and delivered to Seller by Buyer and Escrow Agent;

                 (h) Buyer shall have executed and delivered to Seller the Acquired Accounts Monitoring Agreement in the form attached hereto as Exhibit E; and

                 (i) The closing of the purchase of assets contemplated by the Protection One Agreement shall occur simultaneously with the purchase and sale of the Acquired Assets as contemplated hereby.

         All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

         5.3 Purchase of Third Party Accounts. The obligation of Buyer to purchase any particular Third Party Account at the Closing is subject to satisfaction at or prior to the Closing Date of the following conditions as to such Third Party Account:

                 (a) Buyer is reasonably satisfied that the Third Party Owner can transfer the Third Party Account to Seller free and clear of all Security Interests and that Buyer will obtain at the Closing good and marketable title to the Third Party Account free and clear of all Security Interest; and

                 (b) The Third Party Owner completes, executes and delivers to Seller and Buyer an Indemnification Agreement substantially in the form of Exhibit D attached hereto.

In the event these conditions are not satisfied or waived by Buyer as to any Third Party Accounts, such Third Party Accounts will not be included in the Acquired Accounts and the Net RMR attributable to such Third Party Accounts will not be considered in determining either the Preliminary Purchase Price or the Final Purchase Price.

                   ARTICLE 6 - CERTAIN POST CLOSING COVENANTS

         6.1 Additional Documents. Seller covenants that, from time to time after the Closing Date, Seller will, upon the request of Buyer, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, all such additional documents as may be reasonably required by Buyer, in order to effectively sell, transfer, assign and convey to Buyer any of the Acquired Assets and/or to carry out the intentions and purposes of this Agreement and the transactions contemplated hereby and to evidence the ownership by Buyer of the Acquired Assets on and after the Closing Date.

         6.2 Field Services. To the extent requested by Buyer, Seller agrees to provide during the first thirty (30) days after the Closing Date (the "Field Service Period") field services to all customers, including warranty service calls, either directly or through subcontracting arrangements in existence prior to the Closing. Buyer will reimburse Seller for Seller's actual costs in providing such field services.

         6.3 Buyer's Representatives. From the Closing Date until Seller completes its monitoring services for the Acquired Accounts in accordance with the Monitoring Agreement, Seller shall permit representatives of Buyer to be present at both of Seller's central monitoring stations at all times and to monitor Seller's transfer and delivery to Buyer of all Acquired Account Information and Seller's efforts to facilitate and assist with the switching of the communications links for the Acquired Accounts to Buyer's central monitoring station.

         6.4 Billing by Seller. Seller agrees to prepare and mail, at its expense, the monthly invoices associated with the Acquired Accounts for April 1996 at the regularly scheduled time, whether before or after

Closing. Buyer anticipates mailing the monthly invoices associated with the Acquired Accounts for May 1996 after the Closing Date. Unforeseen delays in the conversion of Seller's billing information, however, could prevent Buyer from mailing such invoices. If requested by Buyer in writing, Seller agrees to mail such invoices within five days after Seller receives such written request from Buyer and the information reasonably required by Seller to generate the invoices and to perform the mailing. Buyer agrees to pay Seller for such service $0.75 for each Acquired Account so invoiced.

         6.5 Access to Records. For a period of nine (9) months after the Closing Date, Seller shall retain and make available for inspection and duplication by Buyer all files, records, books of account and logs (the "Retained Documents") relating to (i) Seller's business of providing Security Services in the Masada Territory, (ii) the Acquired Assets, or (iii) the operations of Seller's business of providing Security Services in the Masada Territory prior to the Closing Date, which Retained Documents were not included among the Acquired Assets and delivered to Buyer. After such nine month period, Seller shall provide not less than forty-five (45) days prior written notice to Buyer of any proposed destruction or disposition of any such Retained Documents. If buyer desires to obtain any of such Retained Documents, it may do so by notifying Seller in writing at any time prior to the scheduled date for such destruction or disposal. Seller shall then promptly arrange for the delivery of such Retained Documents to Buyer. All out-of-pocket costs associated with the delivery of the requested Retained Documents shall be paid by Buyer.

                            ARTICLE 7 - TERMINATION

         7.1 Termination. The Parties may terminate this Agreement as provided below:

                 (a) Buyer and Trustee may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (b)      (i)     Buyer may terminate this Agreement by giving
         written notice to Trustee at any time prior to the Closing Date in the event Trustee or Seller is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has not been cured within five (5) days after such notice;

                          (ii) Trustee may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date in the event Buyer is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has not been cured within five (5) days after such notice;

                 (c) Buyer may terminate this Agreement by giving written notice to Trustee at any time prior to the Closing Date if the Closing shall not have occurred on or before the close of business on March 31, 1996 (unless the failure to close results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

                 (d) Trustee may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date if the Closing shall not have occurred on or before the close of business on March 31, 1996 (unless the failure to close results primarily from Trustee or Seller breaching any representation, warranty, or covenant contained in this Agreement).

                 7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, (except for any liability of any Party then in breach), provided, however, that Sections 11.8 and 11.14 shall survive such termination.

             ARTICLE 8 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         8.1 Survival of Representations and Warranties of Seller. The representations, warranties and agreements of Seller made in this Agreement and the obligations of Seller set forth or consented to herein, and any liability for breach of any agreement by Seller or any inaccuracy of or omission from any representation or warranty of Seller under this Agreement shall survive the Closing for a period of 18 months; provided, however, that such survival period shall be extended automatically to include any time period necessary to resolve, and collect upon, a claim for indemnification which was made or commenced before expiration of such survival period; and provided further, that any such extension shall apply only as to claims asserted and not so resolved within such survival period.

         8.2 Survival of Representations and Warranties of Buyer. The representations, warranties and agreements of Buyer contained in this Agreement and the obligations of Buyer set forth or consented to herein and any liability for breach of any agreement by Buyer or any inaccuracy of or omission from any representation or warranty of Buyer under this Agreement shall survive the Closing for a period of 18 months; provided, however, that such survival period shall be extended automatically to include any time period necessary to resolve, and collect upon, a claim for indemnification which was made or commenced before expiration of such survival period; and provided further, that any such extension shall apply only as to claims asserted and not so resolved within such survival period.

                          ARTICLE 9 - INDEMNIFICATION

         9.1 Indemnification by the Seller. Seller hereby agrees to indemnify Buyer against and to hold Buyer harmless from any and all damage, loss, liability, costs and expense (including, without limitation, expenses in connection with any claim, action, suit or proceeding brought against Buyer after the Closing Date) incurred or suffered Buyer, arising out of or related to (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Debtor, Trustee or Seller contained in this Agreement, or in any certificate, schedule, agreement or instrument delivered to Buyer by or on behalf of Debtor, Trustee or Seller pursuant to the provisions of this Agreement, (b) all obligations and liabilities of Debtor, Trustee or Seller other than the Assumed Liabilities, whether direct or indirect, fixed or contingent, known or unknown, including without limitation, all obligations and liabilities resulting from or arising out of any default, performance or non-performance by Debtor, Trustee or Seller prior to the Closing under or with respect to any Assumed Contract, or (c) the operation of Debtor's or Seller's business or the Acquired Assets prior to the Closing.

         9.2 Indemnification by Purchaser. Buyer hereby agrees to indemnify Seller against and to hold it harmless from any and all damage, loss, liability, cost and expense (including without limitation, reasonable expenses in connection with any claim, action, suit or proceeding brought against Seller after Closing Date), incurred or suffered by Seller, arising out of or related to (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Buyer contained in this Agreement, or in any certificate, schedule, document, agreement or instrument delivered to Seller by or on behalf of Buyer pursuant to the provisions of this Agreement, (b) the failure of Buyer to pay, perform or discharge any of the Assumed Liabilities in accordance with their terms, provided that Buyer shall not have any liability hereunder if they are in good faith contesting any such Assumed Liability, or (c) Buyer's ownership or operation of the Acquired Assets from and after the Closing.

         9.3 Matters Involving Third Parties. If any third party shall make or assert a claim against any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under Section 9.1 or 9.2, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is damaged or prejudiced thereby. In the case of any such claim pursuant to which only the recovery of a sum of money is being sought and the Indemnifying Party (i) enters into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all losses relating to such claim and unconditionally guarantees the payment and performance of any liability which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (ii) furnishes the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's reasonable judgment, is and will be able to satisfy any such liability, the Indemnifying Party may, by giving written notice to the Indemnified Party, assume the defense thereof. In such case, (A) the Indemnifying Party will defend the Indemnified Party against such matter with counsel of its choice satisfactory to the Indemnified Party and (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of any separate counsel to the Indemnified Party incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). In the event that the Indemnifying Party is precluded from assuming control of the defense of a claim pursuant to the terms of this Section 9.3, the Indemnifying Party may retain separate co-counsel at its sole cost and expense to participate in such defense and, in any event the Indemnified Party shall (i) provide the Indemnifying Party with all material information requested by such party relating to the defense of such claim, (ii) confer with the Indemnifying Party as to the most cost-effective manner in which to defend such claim and (iii) use its reasonable efforts to minimize the cost of defending such claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnified Party (not to be withheld unreasonably).

         9.4     Determination of Loss.  Any amounts paid by Seller under
Section 9.1 shall be treated as an adjustment to the Final Purchase Price. With respect to any damage, loss, liability, cost or expense, the Indemnifying Party shall indemnify the Indemnified Party against the time cost of money (using a discount rate of 7% per annum) associated with such damage, loss, liability, cost or expense.

         9.5 Limitation of Seller's Indemnification Liabilities. Notwithstanding any other provision of this Agreement, the maximum liability that Seller shall have in the event of any claim by Buyer for indemnification shall not exceed the amount then held in the Escrow Account at the time Buyer seeks such indemnification; provided, however, that there shall be no limitation on Seller's indemnification obligations hereunder in the event of fraud or willful misconduct on the part of Trustee, Elizabeth Geiger, Phillip Darley, James Bain and Janice Garber-Bingham. For purposes of calculating Seller's maximum liability under the immediately preceding sentence, with respect to any third-party claim, all attorneys' fees and related costs incurred by Seller in defending Buyer against such third-party claim and all attorneys' fees and related costs incurred by Buyer in the event Seller does not defend Buyer against such third-party claim shall not be counted.

                            ARTICLE 10 - ARBITRATION

         10.1 Remedies. To the extent permitted by applicable law, and except for equitable relief which Buyer is entitled to seek under Section 1.10 of this Agreement or under the Nonsolicitation Agreement, in the event any dispute arises between the parties under this Agreement, the parties hereto agree that arbitration shall constitute the exclusive remedy for the resolution of any such dispute or controversy. The arbitration proceedings shall be accomplished in accordance with the provisions of this Article 10.

         10.2 American Arbitration Association. Except as expressly provided herein to the contrary, the arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. To the extent that there is any conflict between the rules of the American Arbitration Association and this Article 10, this Article 10 shall govern and determine the rights of the parties hereto.

         10.3 Selection of Arbitrator. The arbitration will take place in Denver, Colorado before a single arbitrator selected as described in this
Section 10.3 either party may request the American Arbitration Association to provide a list of proposed arbitrators. Buyer, on the one hand and Seller on the other hand, shall then take turns crossing off one name at a time from such list with the last remaining individual being appointed the arbitrator. Buyer and Seller shall select by lot which of them strikes the first name from the list of proposed arbitrators. If the person selected in this method to be the arbitrator declines or is otherwise unavailable to serve as the arbitrator of the dispute, the arbitrator shall be selected from the same list of proposed arbitrators selected in the reverse order to which those proposed arbitrators' names were struck from the list until one of such individuals selected to be the arbitrator accepts the appointment and is able to serve as the arbitrator.

         10.4 Decision of Arbitrator. The arbitrator selected in the manner set forth in Section 10.3 hereof (the "Arbitrator") shall be requested to honor the intention of the parties hereto to resolve the disputes quickly and inexpensively. All decisions shall be made with this intention in mind.
Except as otherwise provided by applicable law, the decision of the Arbitrator, shall be exclusive, final and binding of all parties, their successors and assigns as applicable.

         10.5 Procedures. Except as expressly set forth in this Agreement, the Arbitrator shall determine the manner in which the arbitration proceeding is conducted, including the time and place of all hearings, the order of presentation of evidence and all of the questions that arise with respect to the arbitration proceeding.

         10.6 Applicable Law. The Arbitrator shall be required to determine all issues in accordance with Colorado law. The rules of evidence applicable to proceedings at law in the State of Colorado will be applicable to the arbitration proceedings.

         10.7 Judgment. The Arbitrator shall issue a single judgment at the close of the arbitration proceeding which shall dispose of all of the disputes of the parties that are the subject of the arbitration. Any party to the arbitration may seek a judgment from a court of competent jurisdiction to enforce the award of the Arbitrator.

         10.8 Costs. The cost of arbitration, including administrative fees, fees for a record and a transcript, and the Arbitrator's fees shall be borne equally by the parties to the arbitration. Each party shall bear the costs of the fees charged such party by its own counsel; provided, however, the Arbitrator shall have the right to award reasonable attorneys' fees to the party determined by the arbitrator to be the prevailing party.

                           ARTICLE 11 - MISCELLANEOUS

         11.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by and among the Parties, written or oral, with respect to such subject matter.

         11.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.4 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:


If to Seller:                                      with a copy (which shall not constitute notice) to:
Harvey Sender, Trustee                             Holland & Hart LLP
Katch, Sender & Wasserman, P.C.                    555 17th Street, Suite 3200
1999 Broadway, Suite 2305                          Denver, Colorado 80202-3979
Denver, Colorado 80202                             Attn: Mary Ellen Scanlan, Esq.
Telecopy #: (303) 296-7600                         Telecopy #: (303) 295-8261


If to Buyer:                                       with a copy (which shall not constitute notice) to:

Masada Security, Inc.                              Burr & Forman
950 22nd Street North, Suite 800                   420 North 20th Street, Suite 3100
Birmingham, Alabama 35203                          Birmingham, Alabama 35203
Attn:  Terry W. Johnson                            Attn:  W. Lee Thuston, Esq.
Telecopy #:  (800) 531-3293                        Telecopy #: (205) 458-5100

Any Party may change the address and/or telecopier number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         11.6 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No wavier by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.7 Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         11.8 Expenses. Seller and Buyer will each bear its own costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         11.9 Transfer Taxes. All documentary, sales, use, registration and other transfer taxes (including, but not limited to, all applicable real estate transfer or stock transfer taxes) and filing or recording fees incurred in connection with the transactions contemplated hereby shall be paid by Seller.

         11.10 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         11.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.12 Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

         11.13 Succession and Assignment. Except as otherwise expressly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

         11.14 Confidentiality. After the Closing, no Seller will, except as may be required by law, disclose to any third party or use for any purpose, other than as contemplated by this Agreement, any information respecting the Seller's business of providing Security Services in the Masada Territory or any Acquired Assets. Seller agrees to maintain as secret and confidential all "Confidential Information," as defined herein, and agrees not to use, disclose, transfer, sell, or make such information available to any third parties, except as authorized in advance and in writing by Buyer. The term "Confidential Information" means any trade secrets, proprietary or other information of the Debtor or Seller which is either designated or treated as confidential by Debtor or Seller or reasonably known by Debtor or Seller to be confidential relating to the Acquired Assets, including, without limitation, all of the following information relating to Seller's customers, which is hereby acknowledged by Seller to have been designated and treated by Debtor and Seller as confidential and to be trade secrets: any customer lists; any lists, notes or compilations which contain the names, addresses, telephone numbers, or any contract information for or relating to the customers; and copies of contracts, agreements, and related documents between the Seller and the customers. Without limiting the generality of the foregoing, Seller acknowledges and agrees for itself and its affiliates that all of the Confidential Information derives independent economic value, actual or potential, from not being known generally to the public or to other individuals, corporations, partnerships, limited liability companies, trusts, associations and other entities who or which can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, the applicable provisions of this Agreement being an example of such efforts. Seller acknowledges and agrees that money damages would not be a sufficient remedy for any breach by Seller of this Section 11.14 and that Buyer shall be entitled to specific performance and other equitable relief (including, without limitation, temporary and permanent injunctions) as remedies for any such breach. Such remedies shall not be deemed to be exclusive remedies for any such breach of this Section 11.14 but shall be in addition to all other remedies available at law or in equity to Buyer.

         11.15 No Personal Liability. Notwithstanding anything herein to the contrary, in the event of any breach or default by Seller under this Agreement, or any other agreement executed pursuant hereto, Buyer shall only have recourse against Seller and/or the Holdback Amount and shall not have any claim against the Trustee or any surety of the Trustee. In the absence of fraud or wilful misconduct, none of Elizabeth Geiger, Phillip Darley, James Bain or Janice Garber- Bingham shall have any personal liability arising out of, in connection with or pursuant to this Agreement or its contents, the execution and delivery of this Agreement, the execution and delivery of certificates and other documents at the Closing, any breach of this Agreement, or any default by either party of its obligations under this Agreement.

         11.16 Return of Payments. In the event that Buyer delivers to Trustee and/or the Escrow Agent any of the sums set forth herein which are to be applied to the Preliminary Purchase Price and Trustee takes the position that the closing has not occurred because the conditions set forth in Section 5.2(i) hereof were not satisfied, Trustee will immediately return to Buyer any monies received by Trustee from Buyer and will immediately instruct Escrow Agent to return to Buyer any of the sums delivered to Escrow Agent by Buyer pursuant to this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   MASADA SECURITY, INC.


                                   By:    /s/ Charles F. Armstrong
                                      -----------------------------------------
                                   Title:  Vice President
                                         --------------------------------------


                                    /s/ Harvey Sender
                                   --------------------------------------------
                                   HARVEY SENDER, AS TRUSTEE for the Bankruptcy
                                   Estates of (i) InterCap Funds Joint Venture,
                                   (ii) Security Data Group of California, Inc.
                                   and (iii) IMIF IV-C Service Corp.

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 1.1(a)           Acquired Accounts
Schedule 1.1(c)           Operating Assets
Schedule 1.1(d)           Intangible Personal Property
Schedule 1.1(e)           Assumed Contracts
Schedule 1.1(f)           Telephone Lines
Schedule 1.5(a)           Inventory
Schedule 1.10             Seller Agents
Schedule 1.11             Final Purchase Price Allocation
Schedule 2.1(c)           Required Consents
Schedule 2.1(d)           Litigation
Schedule 2.1(e)           Third Party Owners
Schedule 2.1(g)           Compliance with Laws
Schedule 2.1(h)(ii)       Employee Benefit Plans
Schedule 2.1(h)(iii)      Employees
Schedule 2.1(i)           Subcontractors
Schedule 2.1(k)           Insurance
Schedule 2.1(m)           Alarm Systems
Schedule 2.1(o)           Third Party Monitoring
Schedule 2.1(r)           Unnotified Parties
Schedule 3                Excluded Assets


Exhibit A                 Legal Opinion of Doherty, Rumble & Butler, P.C.
Exhibit B                 Escrow Agreement
Exhibit C                 Nonsolicitation Agreement
Exhibit D                 Indemnification Agreement
Exhibit E                 Acquired Accounts Monitoring Agreement
Exhibit F                 Rejected Accounts Monitoring Agreement